Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We have issued our report dated February 24, 2014, with respect to the consolidated financial statements of Central Refrigerated Transportation, Inc. as of and for the years ended December 31, 2011 and 2012, which is included in the Annual Report of Swift Transportation Company on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Swift Transportation Company on Forms S-8 (Nos. 333-171796 and 333-181201).

/s/ Grant Thornton LLP

Salt Lake City, Utah
February 28, 2014